Exhibit 4.3

                                 AMENDMENT NO. 6 TO
                          ADVANCED MARKETING SERVICES, INC.
                               1995 STOCK OPTION PLAN


      This Sixth Amendment (the "Amendment") to Advanced Marketing Services, Inc. (the "Company") 1995 Stock Option Plan (the "Plan") is made and entered into as of July 25, 2002 with reference to the following:

      WHEREAS, the Board of Directors of the Company duly approved this Amendment on June 18, 2002, subject to stockholder approval; and

      WHEREAS, the Amendment was approved by the stockholders of the Company on July 25, 2002.

      NOW THEREFORE , the Plan is amended as follows:

      1. Paragraph 4(a) of the Plan is amended and restated in its entirety to read as follows:

            "(a) The stock to be offered under the Plan shall consist of up to 4,693,750 shares of the Company's Common Stock. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this plan."


      2. In all other respects, the Plan shall remain unchanged and in full force and effect.